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Exhibit 99.1

For more information, please contact:

Don Crosbie
(972) 458-1701
dcrosbie@claimsnet.com

FOR IMMEDIATE RELEASE:

              CLAIMSNET.COM REPORTS SIGNIFICANT SETTLEMENT OF DEBT

DALLAS - April 15, 2003 - Claimsnet.com inc. (OTCBB: CLAI.OB; BSE: CLAI), a leading provider of Internet-based business-to-business solutions for the healthcare industry, today reported that it has negotiated settlement agreements with various creditors.

The aggregate amount of the agreements required payments by the Company totaling $217,000 to settle certain accounts payable, accrued severance and accrued acquisition cost liabilities totaling $1,134,000. As a result of the negotiated agreements, the Company realized settlement of debt income totaling $917,000.

The Company received $250,000 from a 5% shareholder to enable the Company to make the settlement payments. The investor purchased 250,000 shares of common stock for $50,000 and received warrants to acquire an additional 250,000 shares of common stock until December 31, 2007 at an exercise price of $.20 per common share. The investor also paid $200,000 upon the exercise of a previously issued warrant to purchase 1,000,000 shares of common stock at an exercise price of $.20 per common share.

"This is a substantial step forward for Claimsnet. These settlements eliminated much of the Company's current liabilities resulting in a significant improvement in our balance sheet," commented Don Crosbie, chief executive officer of Claimsnet. "We greatly appreciate the continuing support of our current shareholders," he added.

Claimsnet.com inc. is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced ASP technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet can be found at the Company's web site at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of the Company's competitors, dependence on suppliers and distribution channels, and continued use of the Internet. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

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